UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    CEPHEID

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 17, 2010

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 29, 2010, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event. For that reason we ask that you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope, whether or not you expect to attend the meeting. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/S/ JOHN L. BISHOP
John L. Bishop
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2010:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.edocumentview.com/CPHD

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 29, 2010

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 29, 2010, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class II directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class II directors:

Thomas L. Gutshall

Cristina H. Kepner

David H. Persing

2. To make certain amendments to Cepheid’s 2006 Equity Incentive Plan.

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2010.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 4, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/S/ JOSEPH H. SMITH
Joseph H. Smith
Secretary

Sunnyvale, California

March 17, 2010

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 29, 2010

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 29, 2010 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2009 Annual Report, are being mailed on or about March 19, 2010.

Record Date

Shareholders of record at the close of business on March 4, 2010, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 58,988,268 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid, with attention to our Secretary, Joseph H. Smith, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the annual meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

If a quorum is present, the three nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors in Proposal 1. The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of Proposal 2. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s Board of Directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class II directors.

Thomas L. Gutshall, Cristina H. Kepner, and David H. Persing have each been nominated by the members of the Board to stand for election as Class II directors.

Directors/Nominees

The information below sets forth the current members of the Board, including the nominees for Class I directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE

John L. Bishop	65	I	Chief Executive Officer and Director	2002

Thomas D. Brown (1)	61	I	Director	2006

Robert J. Easton (2)	65	III	Director	2002

Thomas L. Gutshall	72	II	Chairman of the Board	1996

Cristina H. Kepner (1) (3)	63	II	Director	1998

Dean O. Morton (2) (3)	77	I	Director	1997

Mitchell D. Mroz (1) (3)	65	III	Director	2004

David H. Persing, M.D., Ph.D.	54	II	Executive Vice President and Director	2004

Hollings C. Renton (2)	63	III	Director	2000

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. Mr. Bishop currently serves as a director of Conceptus, Inc. In addition, he is a member of the AdvaMed Dx Board, a division of The Advanced Medical Technology Association. As our Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our Board brings his day-to-day experience leading Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and Chairman of Scisive Consulting LP, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional management roles. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid and has served as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of Satoris Corporation and is a Board member of the Pacific Medical Research Foundation. For the past fourteen years, Mr. Gutshall has served as a director of CV Therapeutics. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. She was with Invemed from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.

Dean O. Morton. Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he started in 1960. In addition, he served as a director of BEA Systems from March 1996 to April 2008 and of Pharsight Corporation from April 2000 to November 2008. Mr. Morton currently serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits. Mr. Morton’s extensive experience as the senior operations officer of a very large enterprise brings particularly useful insight into Board deliberations as we rapidly increase the scale of our operations and business.

Mitchell D. Mroz. Mr. Mroz joined us as a director in May 2004. Mr. Mroz currently serves as a member of the Board of the Northrop Grumman Federal Credit Union and is retired from Northrop Grumman Corporation. Since joining Northrup Grumman in 1978, he served in various capacities, including the positions of Vice President and Chief Financial Officer for Grumman Corporation and Vice President and General Manager of the Automation and Information Systems Division of Northrop Grumman, Corporate Vice President Internal Audit and Audit Manager.

Before joining Northrop Grumman, he was an Auditor for the U.S. Air Force Audit Agency and the U.S. General Accounting Office. He also serves on the Board of Directors of Village Christian Schools in Sun Valley, California, and is the Chairman of the Board of the Village Christian Schools Foundation. Mr. Mroz contributes both deep experience as a senior financial and audit officer for a large-scale enterprise, as well as knowledge of government contracting and the defense industry, which are important to our bio-threat business.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. He has authored over 240 peer-reviewed articles and served as Editor in Chief for three textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in December 2004. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Affymax, Inc., Rigel Pharmaceuticals and Special Olympics of Northern California. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Required Vote

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote will be elected as directors. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee determined by the proxy holder.

The Board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Global Market and applicable Securities and Exchange Commission rules. During 2009, the Board met five times and acted twice by unanimous written consent. During 2009, no director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she was a director and, (ii) the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our shareholders. Mr. Gutshall, a non-executive director, serves as our Chairman of the Board and presides over meetings of the shareholders, the Board and the non-executive members of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks.

Board Committees

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Audit Committee. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are the current members of Cepheid’s Audit Committee. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2009, the Audit Committee met six times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions.

The Audit Committee is also responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Committee meets with the Company’s chief financial officer, controller, General Counsel, outside counsel, independent registered public accounting firm and management. Between formal Audit Committee meetings, the Audit Committee chair confers with the Company’s chief financial officer, controller and independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee. Dean O. Morton, Robert J. Easton and Hollings C. Renton are the current members of Cepheid’s Compensation Committee. All members of the Compensation Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2009, the Compensation Committee met 10 times. The Compensation Committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering the company’s compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally.

The Compensation Committee is also responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Committee chair confers with management and the Compensation Committee’s consultant.

The Compensation Committee delegates certain of its authority, including the authority to grant stock options and restricted stock units to non-executive employees of Cepheid pursuant to guidelines specified by the Compensation Committee to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee. Thomas D. Brown, Cristina H. Kepner, and Mitchell D. Mroz are the current members of Cepheid’s Nominating and Governance Committee. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2009, the Nominating and Governance Committee met one time. The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

In selecting nominees for the Board of Directors, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors. Neither the Board nor the Nominating and Governance Committee has a formal policy with regard to the consideration of diversity in identifying director nominees.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during 2009, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of our Board or Compensation Committee.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

PROPOSAL NO. 2

AMENDMENTS TO 2006 EQUITY INCENTIVE PLAN

General

We are asking shareholders to amend the Cepheid 2006 Equity Incentive Plan (the “EIP”) for the following purposes:

•	To increase the number of shares of common stock reserved for issuance under the EIP by 3,800,000.

•	To change the equity incentives automatically granted to our outside directors from solely stock options to a combination of a lesser number of stock options and restricted stock units.

•	To clarify the impact of a dissolution, liquidation, merger or asset sale on the vesting of stock options and restricted stock units granted to our outside directors.

The EIP is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Cepheid, by offering them an opportunity to participate in the company’s future performance. The following summary of certain major features of the EIP is subject to the specific provisions contained in the full text of the EIP, as proposed to be amended, set forth in Attachment A.

Approval of amendment of the EIP (the “Amendment”) is intended to ensure that Cepheid is able to continue offering stock-based incentive compensation to its eligible employees and non-employee directors. As of the record date, the total number of shares that remained available for issuance and were not subject to awards already outstanding was 215,317. Without stock options or other forms of equity incentives, Cepheid would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future successes of the company. These cash replacement alternatives would, among other things, potentially reduce the cash available for investment in growth and development of new and existing products.

Plan History

In February 2006, the Board of Directors adopted, and in April 2006, the shareholders approved, the EIP and reserved a total of 3,800,000 shares thereunder, plus all shares then reserved but unissued under the 1997 Stock Option Plan, which were added to the EIP. The 1997 Stock Option Plan was then terminated.

In February 2008, the Board of Directors adopted, and in April 2008, the shareholders approved an amendment to the EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the EIP by 1,800,000 shares; (2) increased the ratio from 1.6 to 1.75 by which awards, other than options and stock appreciation rights, would decrease the pool of available shares; (3) mandated that stock appreciation rights could only be granted under the EIP with an exercise price that was at, or above, the fair market value of the common stock on the grant date; and (4) clarified the requirement of shareholder approval of certain actions related to repricing outstanding awards under the EIP.

Background on Stock Compensation at Cepheid

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of Cepheid’s shareholders. Equity ownership programs put employees’ interests directly into alignment with those of other shareholders, as they reward employees upon improved stock price performance. Without a sufficiently sizable equity incentive program, Cepheid would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to the future success of the company.

A broad-based equity incentive plan focuses employees of the company who receive grants on achieving strong corporate performance, and we have embedded in the company’s culture the necessity for employees to think and act as shareholders. Historically, Cepheid has granted stock options to the majority of its newly hired employees and to all of its non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. Cepheid has also granted, and plans to grant, shares of restricted stock and restricted stock units, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

Purpose of EIP

The EIP allows Cepheid, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the EIP, or part of the EIP, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with Cepheid’s performance.

Key Terms

The following is a summary of the key provisions of the EIP.

Plan Term:	February 16, 2006 to February 16, 2016

Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, and independent contractors, provided that the grantee renders bona fide services to Cepheid. The Compensation Committee determines which individuals will participate in the EIP. As of the record date, there were approximately 510 employees and seven non-employee directors who are eligible to participate in the EIP.

Shares Authorized:	As of the record date, there are 215,317 shares authorized but not yet issued under the EIP, subject to adjustment only to reflect stock splits and similar events. If the Amendment is approved, an additional 3,800,000 shares will be authorized under the EIP, for a total, as of the record date, of 4,015,317 shares authorized but not yet issued under the EIP. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the EIP. Stock appreciation rights to be settled in shares are counted in full against the number of shares available for the award regardless of the number of shares issued upon settlement of the stock appreciation right. As of the record date, there were a total of 5,697,745 shares granted and outstanding under the EIP.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the EIP against the maximum number of shares authorized, any full-value award (i.e., anything other than a stock option or a stock appreciation right) currently reduces the number of shares available for issuance under the EIP by 1.75 shares.

Share Limit on Awards:	No more than 1,500,000 shares may be granted to any individual under the plan during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if applicable. Failure to qualify under this section might result in Cepheid’s inability to take a tax deduction for part of its performance-based compensation to senior executives.

Vesting:	Vesting schedules are determined by the Compensation Committee when each award is granted. Options generally vest over four years.

Award Terms:	Stock options have a term no longer than seven years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of Cepheid’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than seven years from the date they were granted.

Automatic Grants to Non-Employee Directors:

When a non-employee director joins the Board of Directors, he or she currently receives an initial grant of an option to purchase 25,000 shares of common stock on that date, which vests in three equal installments annually over a three-year period. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months currently receives an option to purchase an additional 12,500 shares, which vests on the one-year anniversary of the grant date.

If the Amendment is approved, instead of the foregoing automatic grants of stock options, the following shall apply:

When a non-employee director joins the Board of Directors, he or she will receive on that date an initial grant of (i) an option to purchase 18,750 shares of common stock and (ii) restricted stock units covering 2,100 shares of common stock, each of which will vest in three equal installments annually over a three-year period. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months will receive (i) an option to purchase 9,375 shares of common stock and (ii) restricted stock units covering 1,050 shares of common stock, each of which will vest on the one-year anniversary of the grant date.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding Options or SARs, has always been prohibited without shareholder approval under the current EIP. Such prohibited reprising includes canceling, substituting, or exchanging outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, unless approved by shareholders.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options and restricted stock units that will be granted automatically in fiscal 2010 to our seven non-employee directors, pursuant to the EIP equity incentive grant formula for non-employee directors if the Amendment is approved by the shareholders.

Name and Position	Dollar Value ($)	Number of Shares Subject to Options	Number of Shares Covered by Restricted Stock Units

Non-Employee	Fair Market Value
Director Group	on date of grant	65,625	7,350

Future awards under the EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of Cepheid common stock on the date of grant, and if that is not a trading day, the closing price of Cepheid common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $16.82 per share. The term of these awards may not be longer than seven years. The Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with Cepheid, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total shareholder return and/or total shareholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the EIP, awards granted under the EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee administers the EIP. Subject to the terms and limitations expressly set forth in the EIP, the Compensation Committee selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the EIP and prescribe, amend and rescind any rules and regulations relating to the EIP. The Compensation Committee may delegate to a committee of two or more directors the ability to grant awards to EIP participants, so long as such participants are not officers, members of our Board of Directors, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or amend the EIP at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without shareholder approval to:

(1) Permit the repricing of outstanding stock options or stock appreciation rights under the EIP; or

(2) Otherwise implement any amendment to the EIP required to be approved by shareholders under the rules of The NASDAQ Global Market.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Cepheid’s capital structure without consideration, the Board of Directors may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the EIP, and subject to the various limitations set forth in the EIP, the number of shares subject to outstanding awards under the EIP, and the exercise price of outstanding stock options and of other awards.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the EIP, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto and shall expire 15 days following the date each holder of an outstanding award received notification from Cepheid of the exercisability of such award.

Except for automatic grants to non-employee directors, in the event of a proposed dissolution or liquidation of Cepheid, outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Cepheid will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Cepheid will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Cepheid will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Cepheid will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Cepheid will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Cepheid common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Cepheid generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Cepheid receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Cepheid generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Cepheid will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Cepheid to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Cepheid may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively is required to approve the Amendment.

The Board recommends a vote FOR approval of the amendments to the 2006 Equity Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2010. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 4, 2010 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 58,988,268 shares of common stock outstanding as of March 4, 2010. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 4, 2010, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the stock options reflected in the number of shares beneficially owned are immediately exercisable upon grant, subject to our right to repurchase the option shares at the exercise price upon termination of the optionee’s employment. With respect to an option, the term “unvested” refers to options that are currently exercisable and would be subject to our right of repurchase if exercised. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	967,095	1.61%
Thomas D. Brown (2)	77,500	*
Robert J. Easton (3)	154,910	*
Thomas L. Gutshall (4)	1,166,433	1.97
Cristina H. Kepner (5)	285,732	*
Dean O. Morton (6)	250,500	*
Mitchell D. Mroz (7)	83,500	*
David H. Persing, M.D., Ph.D. (8)	378,208	*
Hollings C. Renton (9)	65,500	*
Nicolaas Arnold (10)	1,000	*
Andrew D. Miller (11)	110,000	*
Humberto Reyes (12)	364,687	*
All Executive Officers and Directors as a group (18 persons) (13)	5,151,940	8.22

Five Percent Shareholders

BlackRock, Inc. (14)	3,974,793	6.74
Columbia Wanger Asset Management, L.P. (15)	3,302,200	5.60
Entities affiliated with FMR LLC (16)	7,278,975	12.34
Entities affiliated with OppenheimerFunds (17)	4,003,300	6.79
Riverbridge Partners LLC (18)	4,318,123	7.32

*	Less than one percent.
(1)	Includes options to purchase 952,095 shares exercisable within 60 days of March 4, 2010.
(2)	Includes options to purchase 62,500 shares exercisable within 60 days of March 4, 2010.
(3)	Includes options to purchase 87,500 shares exercisable within 60 days of March 4, 2010.
(4)	Includes 889,408 shares held by The Gutshall Family Trust dated March 7, 1990, 87,025 shares owned directly and options to purchase 190,000 shares exercisable within 60 days of March 4, 2009.
(5)	Includes indirect ownership of 35,000 shares held in an IRA and options to purchase 120,500 shares exercisable within 60 days of March 4, 2010.
(6)	Includes 82,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner, 5,000 shares held by the Dean O. Morton 2008 Annuity Trust U/A DTD 10/7/08, 5,000 shares held by the Lavon Morton 2008 Annuity Trust U/A DTD 10/7/08, and 75,500 shares held by the Dean and Lavon Morton Trust dated 9/20/79. Mr. Morton also has options to purchase 82,500 shares exercisable within 60 days of March 4, 2010.
(7)	Includes 11,000 shares held by the Mroz Family Trust and options to purchase 72,500 shares exercisable within 60 days of March 4, 2010.

(8)	Consists options to purchase 378,208 shares exercisable within 60 days of March 4, 2010.
(9)	Consists of options to purchase 65,500 shares exercisable within 60 days of March 4, 2010.
(10)	Includes no options to purchase shares exercisable within 60 days of March 4, 2010 as Mr. Arnold does not hold options that are exercisable within 60 days of March 4, 2010.
(11)	Consists of options to purchase 110,000 shares exercisable within 60 days of March 4, 2010.
(12)	Includes options to purchase 354,687 shares exercisable within 60 days of March 4, 2010.
(13)	Includes options to purchase 3,668,318 shares exercisable within 60 days of March 4, 2010.
(14)	Based on Schedule 13G filed January 29, 2010. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022. Includes shares beneficially owned by BlackRock Asset Management Japan Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Investment Management UK Ltd.
(15)	Based on a Schedule 13G/A filed February 9, 2010. Columbia Wanger Asset Management, L.P.’s address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(16)	Based on a Schedule 13G/A filed February 16, 2010. Includes (a) 7,278,975 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC; and (b) 5,812,775 shares owned by Fidelity Growth Company Fund (“Fidelity Fund”). Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 7,278,975 shares owned by Fidelity. Members of the family of Edward C. Johnson 3rd or trusts for their benefit, own shares of FMR LLC voting stock with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines by the Fidelity Fund’s Board of Trustees. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(17)	Based on a Schedule 13G/A filed February 1, 2010. According to Schedule 13G/A, 3,300 shares are held by OppenheimerFunds, Inc. and 4,000,000 shares are held by its affiliate Oppenheimer Global Opportunities Fund. Each of OppenheimerFunds, Incl. and Oppenheimer Global Opportunities Fund’s address is Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008.
(18)	Based on Schedule 13G filed February 2, 2010. Riverbridge Partners LLC’s address is 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business plan and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of accountability.

Our overall compensation philosophy is that (1) our compensation programs will be designed to attract, motivate and retain top performing individuals, (2) individual salary levels may range from below to above market levels based on individual performance, experience and position criticality, (3) cash incentives will be used in a targeted manner in order to support a pay-for-performance philosophy where employees that have the greatest impact on our corporate performance are accountable for achieving specific goals and results, based on affordability, (4) special cash incentives may be used to reward individuals, below the director level, for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback and (5) long-term compensation, such as equity incentives, is focused on retention and sustained company performance. The pay for performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value.

Our executive officers’ compensation currently has three primary components: base compensation or salary, annual cash incentives, and awards of stock options. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors, or the Compensation Committee, considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We also analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Consulting company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and pay philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect the company’s business priorities at the time.

The senior executives listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion and Analysis section, are referred to as our “named executive officers.” For 2009, our named executive officers were:

•	John L. Bishop, our Chief Executive Officer;

•	Andrew D. Miller, our Senior Vice President, Chief Financial Officer;

•	David H. Persing, our Executive Vice President, Chief Medical and Technology Officer;

•	Humberto Reyes, our Executive Vice President, Chief Operating Officer; and

•	Nicolaas Arnold, our Executive Vice President, Worldwide Commercial Operations.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2009, the Compensation Committee met ten times, and each member of the Compensation Committee attended at least nine of the meetings. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chairman of our Board of Directors, our Chief Executive Officer (except during discussions regarding his compensation), our Senior Vice President of Human Resources (except during discussions regarding her compensation), a representative of Radford, and a representative from outside legal counsel.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, such awards may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use of stock options and restricted stock as forms of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executives.

The Compensation Committee establishes base salaries for our executive officers and sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan. Equity grants are generally made at the previously-determined, regularly-scheduled April or second-quarter Compensation Committee meeting.

At the regularly-scheduled April or second-quarter Compensation Committee meeting, our Chief Executive Officer reviews with the Compensation Committee his evaluation of each other executive officer, including contribution, performance, and development plans. Our Chief Executive Officer bases this evaluation on his knowledge of each executive officer’s performance and the executive officer’s self-assessment. Our Chief Executive Officer then makes a recommendation to the Compensation Committee on each executive officer’s compensation. As discussed below, the Compensation Committee reviews this input in conjunction with its review of external benchmark data in setting compensation for these executives. The Compensation Committee determines and approves our Chief Executive Officer’s compensation based on an assessment of his performance and a review of external benchmark data provided by Radford.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2009, the members of the Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input, except in the case of his own compensation, from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2009, the Compensation Committee considered many factors, including, but not limited to:

•	The scope, strategic and operational impact of the executive officer’s responsibilities;

•	Our past and current business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance and experience of each individual;

•	Past salary levels of each individual and of our executive officers as a group;

•	Relative levels of pay among the officers;

•	The amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	For equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	Whether and to what extent the executive officer receives an allowance for housing and/or commuting expenses;

•	For each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer; and

•	The competitiveness of the elements of compensation and of the compensation package, as a whole, relative to the selected benchmarks as highlighted by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our named executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities and neither Radford nor Aon Consulting, its parent company, performs any other consulting or other services for us. Radford’s compensation experts worked with our Senior Vice President of Human Resources to gather information required to perform their independent analysis of our compensation programs, then presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our named executive officers.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2009. Radford representatives attended seven meetings of the Compensation Committee during 2009 in which significant compensation issues were discussed, including executive compensation matters, incentive plan design and our equity incentive program. In addition, Radford assists the Compensation Committee and our Chief Executive Officer in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in executive sessions with the Committee as required.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of the peer group following discussions with the Compensation Committee, to better understand the company’s business strategy and operating characteristics. We also reviewed the broader local market of biotechnology and instrument companies in the San Francisco Bay Area, as we find that these companies also actively seek to hire similarly-qualified personnel as we do.

The peer group is generally reviewed annually at the Compensation Committee’s regularly scheduled October meeting. Because Cepheid’s 2008 total revenues were approximately $170 million and we had 547 full-time equivalent and contract employees as of December 31, 2008, the Compensation Committee primarily considered biotechnology and bio-instrument companies with revenues between $50-300 million and 250 to 750 employees, as well as additional elements such as comparable market capitalization, complexity of the business, operating results and research and development investments, and those companies with whom we compete in business. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2009, the Compensation Committee selected the following companies to comprise our peer group at its regularly-scheduled meeting in October 2008:

Abaxis	Gen-Probe
Affymetrix	Illumina
Aspect Medical Systems	Luminex
Caliper Life Sciences	Myriad Genetics
Celera Group	Palomar Medical Technologies
Cerus	Quidel
Cutera

For our 2010 peer group list, approved by the Compensation Committee at its regularly-scheduled meeting in October 2009, Cerus was removed because Radford and the Committee members agreed that it no longer represented a relevant company to us for compensation comparison purposes. Genomic Health and Genoptix were added after Radford recommended, and the Committee members agreed, that they have become more comparable with Cepheid in terms of the metrics used to select the peer group. Data from Radford’s Global Life Sciences database for the Northern California Region was also provided to the Compensation Committee so that the Compensation Committee members could review trends in the local hiring market that might influence compensation plan design and decisions.

We believe that collectively the peer group used in 2009 was, at the time, representative of companies in our size range and industry that were a fair representation of the employment market in which we compete.

The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

Compensation Objectives

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive officer, all existing elements of his compensation (including base pay, cash bonus awards, total cash compensation, long-term incentive compensation in the form of equity awards, and reimbursement of housing and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year. Our cash incentive compensation levels have typically been well below those of many of our peers because of our philosophy of managing our cash burn rate by placing more emphasis on long-term equity incentives relative to near-term cash incentives. This philosophy has been a part of our strategy to improve our overall operating performance and cash flow in order to add value for our shareholders.

The Compensation Committee compared these compensation components separately, and in the aggregate, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each executive:

•	base salary is at a level that is at approximately the 50th to 60th percentile of base salaries paid to executives at peer group companies;

•	aggregate base salary and cash incentive was targeted at a level that is at approximately the 75th percentile of cash compensation paid to executives at peer group companies;

•	equity-based compensation is at a level that is at approximately the 50th percentile of equity-based compensation to executives at peer group companies; and

•	aggregate cash and equity compensation is at a level that is at approximately the 60th percentile of aggregate cash and equity compensation paid to executives at peer group companies.

Our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as a guideline in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below the guidelines based on the criteria outlined above.

In 2009, our named executive officers received compensation at the following levels:

•

base salaries (including reimbursement for local housing costs and/or commuting expenses, if applicable) were at approximately the 60th percentile level, within the targeted range of the 50th to 60th percentile level described above;

•

cash compensation was between the 50th and 60th percentile level of cash compensation paid to named executive officers at our peer group companies, below the targeted 75th percentile level described above, because the cash incentive payments that were made to our named executive officers under our incentive bonus program for 2009 were below the level of cash incentives paid to named executive officers at our peer group companies due to our effort to manage our cash burn rate and improve our corporate operating performance;

•

equity-based compensation, in the form of option grants, was below the targeted 50th percentile level of equity grants to named executive officers at peer group company in order to manage the total number of shares available under our 2006 Equity Incentive Plan; and

•

aggregate cash and equity compensation was at approximately the 25th percentile level of the aggregate cash and equity compensation paid to named executive officers at peer group companies because of the below-market cash incentive payments and option grants paid to our named executive officers in 2009, as a result of our efforts to manage our cash burn rate and the number of shares available under our 2006 Equity Incentive Plan.

Individual compensation levels may range from below to above these targeted percentile levels based on individual performance, experience, and position. The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in our environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined that due to the challenging economic conditions in 2009, none of our executive officers would receive an increase in their 2009 base salary over their 2008 base salary.

Cash Incentives

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. The Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and strategic goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Our bonus plan described below is the only cash incentive program covering our executive officers.

We analyzed our peer group companies and determined that 92% of our peer group companies have a formal bonus plan that is tied to performance objectives that are predetermined and evaluated. Typically, our peer group companies have a mix of corporate and financial goals, including revenue and some type of profit metric (e.g., operating margin). 85% of our peer group companies grant bonuses to their chief executive officers measured 100% on corporate goals and bonuses to their named executive officer measured 80-100% on corporate goals and 0-20% on individual goals.

The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth and the overall increased financial performance represented by operating margin. The Compensation Committee also established the non-financial objectives in order to encourage the management team to focus collectively on receiving regulatory approval and releasing new products and tests by specified dates and improving the internal financial and operational factors that contribute to the margins we realize on the sale of our products. The bonuses to our chief executive officer and named executive officers do not have additional individual performance objectives because the Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives, the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Bonus Plan Structure

For the reasons described above under “—Overview and Philosophy,” the Compensation Committee decided to continue our incentive bonus program for 2009. Whether or not a cash bonus pool would be funded, and at what levels, was determined based 60% on the amount of our 2009 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and 40% on the amount of our 2009 non-GAAP operating income/loss measured against pre-determined non-GAAP operating income/loss objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives.

With respect to the Revenue Objective, if we had achieved at least 80% of the Revenue Objective, we would have funded the 60% portion of the bonus pool tied to the Revenue Objective at 30% of the bonus target amount. The 60% portion of the bonus pool tied to the Revenue Objective would be funded at increasing levels, according to level of achievement of the Revenue Objective, up to a maximum of 125% of the bonus target amount for achievement of 110% of the Revenue Objective.

With respect to the Operating Margin Objective, if we had achieved a non-GAAP operating loss that was the lowest target Operating Margin Objective, we would have funded the 40% portion of the bonus pool tied to the Operating Margin Objective at 50% of the bonus target amount. The 40% portion of the bonus pool tied to the Operating Margin Objective would be funded at increasing levels, according to level of achievement of the Operating Margin Objective, up to a maximum of 150% of the bonus target amount for achievement of the highest Operating Margin Objective.

If we had not achieved both of the minimum Financial Objectives, no amounts would have been funded under the bonus plan for 2009.

The bonus target amount is the aggregate amount of all target bonuses, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based 80% directly upon the level of achievement of the Financial Objectives and 20% on the achievement of the following specified corporate goals: (1) 5% on achievement of certain metrics related to our working capital management; (2) 5% on a readiness assessment on implementation of certain information technology management systems; and (3) 10% on receiving certain regulatory approvals and product launches for new products by certain target dates.

Bonus Plan Funding

If the Financial Objective targets were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each employee participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on an employee’s salary grade.

Under the bonus plan:

•

100% of the bonus target amount for the Revenue Objective was $175 million and in 2009, we achieved $170.6 million in total revenue, resulting in pool funding of 94% for the Revenue Objective portion. The 60% portion of the bonus pool tied to the Revenue Objective was funded at 94% multiplied by 60%, or 56% for the Revenue Objective portion.

•

100% of the bonus target amount for the Operating Margin Objective was $(4.7) million and in 2009, we achieved $(5.9) million in non-GAAP operating loss, resulting in pool funding of 90% for the Operating Margin Objective portion. The 40% portion of the bonus pool tied to the Operating Margin Objective was funded at 90% multiplied by 40%, or 36% for the Operating Margin Objective portion.

•

The total bonus pool is the sum of 56% (the 60% portion of the bonus pool tied to the Revenue Objective) and 36% (the 40% portion of the bonus pool tied to the Operating Margin Objective), for a total of 92%.

•

With respect to the specified corporate goals, the Compensation Committee determined that we achieved the specified metrics related to working capital management (5%), received the appropriate readiness assessment on implementation of certain information technology management systems (5%) and received regulatory approvals and product launches for two new products and tests by the required dates (4%), for a total of 14% of the 20% potentially available upon achievement of all of the corporate goals.

•

Therefore, each executive officer received a bonus payment equal to the sum of (1) 74% for achievement of the Financial Objectives, or 80% multiplied by 92% (the percentage at which the bonus pool was funded), and (2) 13% for achievement of corporate goals, or 14% multiplied by 92% (the percentage at which the bonus pool was funded), for a total bonus payment of 87% of the target bonus of each executive officer participating in the bonus plan.

Equity-Based Long-Term Incentives

We grant equity incentives in the form of stock options and shares of restricted stock to certain of our executive officers to aid in their retention, to motivate them to assist us with the achievement of certain corporate financial milestones and to align their interests with those of the shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option each month thereafter, and become exercisable as they vest.

The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group, the “in the money” as compared to “underwater” value of currently outstanding equity grants, and other relevant data supplied by Radford.

For stock option grants other than to executive officers, the Compensation Committee has delegated authority to make grants to a sub-committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level, are granted with an exercise price equal to the fair market value on the date of grant and are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by this sub-committee.

Stock options typically are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers, with grants made at the Compensation Committee’s regularly-scheduled April meeting, taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

In April 2009, the Compensation Committee approved the grant to our chief executive officer of an option grant to purchase 110,000 shares of our common stock. This option grant was significantly below the targeted 50th percentile of equity grants to chief executive officers at peer group companies. However, the Compensation Committee determined that this option grant was appropriate in order to manage the total number of shares available under our 2006 Equity Incentive Plan.

In April 2009, the Compensation Committee approved option grants to purchase 65,000 shares of our common stock to our executive vice presidents, Dr. Persing and Mr. Reyes, and an option grant to purchase 40,000 shares of our common stock to Mr. Miller. The Compensation Committee determined that these option grants were appropriate because they approximated the targeted 50th percentile level described in “–Benchmarking” above.

Mr. Arnold, who began employment with us in October 2009, received an initial option grant to purchase 200,000 shares of our common stock, at approximately the 75th percentile level of the top marketing and sales executive at our peer group companies, above the targeted 50th percentile level described in “–Benchmarking” above. Mr. Arnold’s initial option grant is above the targeted 50th percentile level because of the extremely competitive hiring market for senior sales executives with international sales and marketing experience and Mr. Arnold’s demonstrated skills and extensive experience level.

We utilize grants of restricted stock selectively and occasionally, on a targeted basis, to incentivize specific employees. Some of these grants are structured such that they do not vest unless and until certain performance milestones are achieved. The number of shares that we grant to each recipient is within the discretion of the Compensation Committee and is based on such factors as the nature and level of incentive or commitment desired by the Compensation Committee, recommendations from management, equity grants to comparable executives in the market, and data for peer companies provided by Radford. We did not make grants of restricted stock to any of our named executive officers during 2009.

The date on which an equity award is granted is the date specified in the resolutions of our Board of Directors, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board or committee. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our annual equity grants to our current executive officers at our April or second quarter Compensation Committee meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of their employment start date, and grants made in connection with promotions of current employees are made as of the date that the promotion is approved. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews equity usage by the Company. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and for 2009 determined to continue using primarily stock options as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of the company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2009, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

In the case of each change-in-control agreement, with the exception of certain severance provisions contained in our agreements with Mr. Bishop and Mr. Arnold, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. On October 14, 2010, the first anniversary of his employment with us, Mr. Arnold’s severance arrangement will automatically revert to the standardized terms for our other executive officers. The terms of our severance arrangements with Mr. Bishop and Mr. Arnold were set through the course of arms-length negotiations with each individual. When setting the terms of these arrangements, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change-in-control arrangements, with the exception of the severance arrangement covering Mr. Arnold’s first year of employment with us, are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop and Mr. Arnold are eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change in control.

We believe the structure of our “double trigger” change-in-control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change-in-control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change-in-control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change-in-control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change-in-control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount to the executive to offset the impact of the excise tax under 280G.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan. Certain of our named executive officers receive reimbursement for housing or commuting costs, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2009 is set forth below.

The overall compensation packages provided to our named executive officers are within industry norms and consistent with our compensation philosophy. Our compensation program reinforces our commitment to pay for both short- and long-term performance, which is consistent with our shareholders’ need for performance in both the short and long term.

Chief Executive Officer

As Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives, and represents the company to the investment community. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2009 was $1,314,591, which includes $546,744 of option award compensation calculated at aggregate grant date fair value under ASC 718. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford, our independent compensation consultant.

Base Salary. Mr. Bishop received a base salary of $500,000 in 2009, reflecting no change from 2008. Mr. Bishop’s base salary and housing allowance (discussed below), in the aggregate, was at approximately the 50th percentile of base salaries paid to chief executive officers at our peer group companies.

Cash Incentive. For fiscal year 2009, Mr. Bishop was awarded cash incentive compensation of $217,500, representing 43.5% of his annual base salary for 2009, or 87% of his target bonus of 50% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. During 2009, we granted options to purchase 110,000 shares of our common stock to Mr. Bishop. The Compensation Committee approved this grant in April 2009 upon a review of competitive equity incentive data for chief executive officers of comparable companies, the amount of Mr. Bishop’s cash compensation, the value of Mr. Bishop’s existing vested options as compared to unvested options, and other factors described above. This option grant was significantly below the targeted 50th percentile of equity grants to chief executive officers at our peer group companies. However, the Compensation Committee determined that this option grant was appropriate in order to manage the total number of shares available under our 2006 Equity Incentive Plan. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years.

Other Compensation. As part of his employment agreement, we rent a one-bedroom corporate apartment for Mr. Bishop near our headquarters, and pay his commuting expenses to and from his permanent home to the San Francisco Bay Area. In 2009, these housing and commuting expenses totaled $44,391. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Senior Vice President, Chief Financial Officer

As our Senior Vice President and Chief Financial Officer, Andrew D. Miller is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, and tax management. In 2009, Mr. Miller received aggregate cash and equity compensation of $690,471, which includes $198,816 of option award compensation calculated at aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. Mr. Miller received a base salary of $375,000 during 2009, reflecting no change from 2008, and which was at approximately the 75th percentile level of base salaries paid to chief financial officers at our peer group companies.

Cash Incentive. Mr. Miller was awarded cash incentive compensation of $114,188, representing 30.5% of his annual base salary for 2009, or 87% of his target bonus of 35% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2009, Mr. Miller was granted an option to purchase 40,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan, had an exercise price equal to 100% of the fair market value of our common stock on the date of grant, and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved this equity grant based upon Mr. Miller’s performance, the value of his existing vested as compared to unvested equity, to ensure that his compensation remained competitive with that of comparably situated executives in our peer group and because it approximated the targeted 50th percentile level of annual option grants to chief financial officers at our peer group companies.

Executive Vice President, Chief Medical and Technology Officer

As an Executive Vice President and our Chief Medical and Technology Officer, David H. Persing oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board. These operations are essential to our development of new products and to expanding the applications of our existing products. In 2009, Dr. Persing received aggregate cash and equity compensation of $866,635, which includes $323,076 of option award compensation calculated at aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In 2009, Dr. Persing received a base salary of $387,000, reflecting no change from 2008, and which was at approximately the 75th percentile level of base salaries paid to chief medical officers at our peer group companies.

Cash Incentive. Dr. Persing was awarded cash incentive compensation of $117,842, representing 30.5% of his annual base salary for 2009, or 87% of his target bonus of 35% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2009, Dr. Persing was granted an option to purchase 65,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved the grant of this option on the basis of Dr. Persing’s performance, the value of his existing vested as compared to unvested equity, to ensure that his compensation remained competitive with that of comparably situated executives in our peer group and because it approximated the targeted 50th percentile level of annual option grants to chief medical officers at our peer group companies.

Other Compensation. In 2009, Dr. Persing received an aggregate housing allowance of $36,000 to assist in defraying the cost of living in the San Francisco Bay Area. The members of the Compensation Committee agreed to pay this amount to Dr. Persing because they believed it was necessary to retain his services and incentivize his residing close to our headquarters and major research and development facility. The Compensation Committee considered the value of this additional compensation in evaluating Dr. Persing’s total compensation package.

Executive Vice President, Chief Operating Officer

As Executive Vice President, Chief Operating Officer, Humberto Reyes is responsible for overseeing our worldwide operations, including engineering, manufacturing, systems integration, supply chain management and information technology. In benchmarking Mr. Reyes to comparable executive officers at our peer group companies, we benchmark Mr. Reyes to both top operations executives and chief operating officers based on his responsibilities compared to the job responsibilities for top operations executives and chief operating officers at our peer group companies. In 2009, Mr. Reyes received aggregate cash and equity compensation of $779,793, which includes $323,076 of option award compensation calculated at aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In 2009, Mr. Reyes received a base salary of $347,000, reflecting no change from 2008, and which was slightly more than the 75th percentile level of base salaries paid to the top operations executive at our peer group companies and slightly less than the 25th percentile level of base salaries paid to chief operating officers at our peer group companies.

Cash Incentive. Mr. Reyes was awarded cash incentive compensation of $105,661, representing 30.5% of his annual base salary for 2009, or 87% of his target bonus of 35% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2009, Mr. Reyes was granted an option to purchase 65,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved this option grant in consideration of Mr. Reyes’ performance, the value of his existing vested as compared to unvested equity, to ensure that his compensation remained competitive with that of comparably situated executives in our peer group and because it slightly more than the targeted 50th percentile level of annual option grants to top operations executives at our peer group companies and slightly less than the targeted 50th percentile level of annual option grants to chief operating officers at our peer group companies.

Executive Vice President, Worldwide Commercial Operations

Nicolaas Arnold began employment with us in October 2009 as Executive Vice President, Worldwide Commercial Operations. As such, Mr. Arnold is responsible for leading our global sales and marketing organization, including managing our marketing programs, our direct sales force and our relationships with distribution partners around the world. In 2009, Mr. Arnold received aggregate cash and equity compensation of $1,875,570, which includes $1,768,060 of option award compensation calculated at aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. Pursuant to the terms of his September 2009 offer letter, Mr. Arnold received a base salary of $70,000 during 2009, prorated for his period of service during 2009 and based upon an annualized base salary of $325,000, which is approximately the 50th percentile level of base salaries paid to top marketing and sales executives at our peer group companies. The Compensation Committee approved this salary by considering the level of Mr. Arnold’s proposed responsibilities at Cepheid, the extremely competitive hiring market for senior sales and marketing executives, compensation for executives with similar responsibilities at similarly-sized businesses, Mr. Arnold’s skills and experience level and base salaries of executive officers performing comparable functions for our peer group companies, the targeted percentile levels of base salaries paid to the top marketing and sales executives at our peer group companies and other relevant data supplied by Radford. Mr. Arnold’s base salary equates to approximately the 75th percentile of base salaries paid to the top sales and marketing executives at our peer group companies.

Cash Incentive. Mr. Arnold’s offer letter provides that he is eligible for a bonus of 40% of his base salary on an annual basis, commencing with 2010, consistent with the percentage bonus our other executive vice presidents are eligible to receive in 2010. If Mr. Arnold had worked a full year and received his full target bonus at 40% of his base salary, his total cash compensation would equate to between the 60th and 75th percentile of total cash compensation for the top sales and marketing executives at our peer group companies. As a result of Mr. Arnold’s short tenure with us in 2009, he was not eligible for a bonus for 2009.

Equity-Based Long-Term Incentive. Upon his employment start date, pursuant to the terms of his offer letter, Mr. Arnold was granted an option to purchase 200,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan, had an exercise price equal to 100% of the fair market value of our common stock on Mr. Arnold’s employment start date, and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. In approving this award, the Compensation Committee considered our desire to closely align Mr. Arnold’s interests with those of our shareholders and to incentivize his performance, as well as the extremely competitive hiring market for senior sales and marketing executives, Mr. Arnold’s skills and experience level and the size of initial equity grants to the top marketing and sales executives at our peer group companies. Mr. Arnold’s new hire grant of an option to purchase 200,000 shares of our common stock equates to between the 60 th and 75th percentile of equity compensation granted to the top sales and marketing executives at our peer group companies, based on the number of shares subject to such equity grant and the market value of those shares, converted into Cepheid equity, and assuming an initial new hire grant of three times the annual equity grant made to such comparable executives.

Material Terms of Employment Agreements

John L. Bishop. In January 2007 we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee as described above, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. Mr. Bishop is reimbursed for his housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information; or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

contingent, in each case, upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. The company will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Senior Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008 and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary. In addition, the offer letter provided Mr. Miller with an option to purchase 200,000 shares of Cepheid’s common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

David H. Persing. We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Pursuant to the offer letter, he is eligible to receive an annual bonus equal to up to 35% of his base annual salary. Dr. Persing also receives a housing and transportation allowance. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Humberto Reyes. We entered into an employment offer letter with Mr. Reyes, our Executive Vice President, Chief Operating Officer, in November 2004. Under the offer letter, Mr. Reyes received an annual salary of $250,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 135,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. We also entered into a change of control and severance agreement with Mr. Reyes that is described below.

Nicolaas Arnold. We entered into an employment offer letter with Mr. Arnold, our Executive Vice President, Worldwide Commercial Operations, in September 2009. Under the offer letter, Mr. Arnold received an annual salary of $325,000 and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. In 2010 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 40% of his base salary. We also entered into a change of control and severance agreement with Mr. Arnold that is described below.

Other than following a change of control event, upon Mr. Arnold’s termination other than for cause within twelve months of his first date of employment in October 2009, Mr. Arnold is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, and twelve months of paid COBRA health insurance premiums.

For purposes of Mr. Arnold’s employment agreement, cause means:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs; or

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information.

Change of Control Retention and Severance Agreements for Andrew Miller, David Persing, Humberto Reyes and Nicolaas Arnold. We entered into amended and restated change of control retention and severance agreements with each of Mr. Miller, Dr. Persing and Mr. Reyes in October 2008 and entered into a change of control retention and severance agreement with Mr. Arnold in September 2009, in the same form as the amended and restated change of control retention and severance agreements with the other named executive officers. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Mr. Miller will receive a lump sum payment equal to 15 months’ base salary, and Dr. Persing and Messrs. Reyes and Arnold will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and stock options held by such person prior to the change of control event will become fully vested and exercisable. The amended and restated agreements entered into by each of Dr. Persing and Messrs. Miller and Reyes and the change of control retention and severance agreement entered into by Mr. Arnold also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. The Compensation Committee approved this change to all of our executive officers’ change of control agreements in February 2008, in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated, as well as to make certain non-substantive changes to the agreements to conform with new tax regulations. The new form of agreement also provides that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors. The Compensation Committee approved this change in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to the company or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	committing an act of fraud against, or the misappropriation of property belonging to, the company or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of the company;

•	breach of any confidentiality, proprietary information or other agreement with the company or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s employment agreement;

•	a forced relocation of such executive’s primary workplace; or

•	the failure of any successor of Cepheid to assume such executive’s employment agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Prohibition on Equity Hedging Transactions

In 2009, we adopted a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regarding to our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair

Robert J. Easton

Hollings C. Renton

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2007, 2008 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

John L. Bishop, Chief Executive Officer and Director	2009	500,000	—	—	546,744	217,500	(3)	50,347	(2)	1,314,591
	2008	488,462	—	—	1,267,275	—		43,336		1,799,073
	2007	450,000	—	—	904,695	225,000		40,380		1,620,075

Nicolaas Arnold, Executive Vice President, Worldwide Commercial Operations	2009	70,000	—	—	1,768,060	—		37,510	(4)	1,875,570
	2008	—	—	—	—	—		—		—
	2007	—	—	—	—	—		—		—

Andrew D. Miller, Senior Vice President, Chief Financial Officer	2009	375,000	—	—	198,816	114,188	(3)	2,467	(5)	690,471
	2008	271,154	—	—	2,118,060	93,949		980		2,484,143
	2007	—	—	—	—	—		—		—

David H. Persing, Executive Vice President, Chief Medical and Technology Officer and Director	2009	387,000	—	—	323,076	117,842	(3)	38,717	(6)	866,635
	2008	383,850	—	—	760,365	—		38,000		1,182,215
	2007	365,000	—	—	361,878	126,473		37,000		890,351

Humberto Reyes, Executive Vice President, Chief Operating Officer	2009	347,000	—	—	323,076	105,661	(3)	4,056	(7)	779,793
	2008	334,735	—	—	760,365	—		2,000		1,097,100
	2007	300,000	—	—	301,565	105,000		1,000		707,565

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 10, “Shareholders’ Equity — Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2010.
(2)	Consists of reimbursement of commuting and housing expenses in the amount of $44,391, payment of a group term life insurance premium in the amount of $3,956 and a contribution of $2,000 to Mr. Bishop’s 401(k) plan.

(3)	Represents amount payable for 2009 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2008 that was paid in 2010.
(4)	Consists of relocation expenses in the amount of $37,510 pursuant to the terms of Mr. Arnold’s September 2009 offer letter.
(5)	Consists of a contribution of $2,000 to Mr. Miller’s 401(k) plan and payment of a group term life insurance premium in the amount of $467.
(6)	Consists of reimbursement of commuting and housing expenses in the amount of $36,000, payment of a group term life insurance premium in the amount of $717 and a contribution of $2,000 to Dr. Persing’s 401(k) plan.
(7)	Consists of payment of a group term life insurance premium in the amount of $2,056 and a contribution of $2,000 to Mr. Reyes’ 401(k) plan.

2009 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options (1)	Base Price of Option Awards ($/Share)	Closing Price of Stock on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
John L. Bishop	4/28/2009	—	110,000	8.43	8.43	546,744
Nicolaas Arnold	10/14/2009	—	200,000	14.93	14.93	1,768,060
Andrew D. Miller	4/28/2009	—	40,000	8.43	8.43	198,816
David H. Persing	4/28/2009	—	65,000	8.43	8.43	323,076
Humberto Reyes	4/28/2009	—	65,000	8.43	8.43	323,076

(1)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John L. Bishop	—	110,000	(1)	8.43	4/28/2016	—	—	—		—
	110,800	—	(2)	3.61	4/12/2012	—	—	—		—
	196,087	—	(2)	3.61	4/12/2012	—	—	—		—
	37,500	12,500	(3)	9.075	4/27/2012	—	—	—		—
	183,333	16,667	(4)	9.18	4/27/2013	—	—	—		—
	100,000	50,000	(5)	11.94	4/25/2014	—	—	—		—
	200,000	—	(2)	7.35	4/29/2014	—	—	—		—
	52,083	72,917	(6)	19.85	4/24/2015	—	—	—		—
Nicolaas Arnold	—	200,000	(7)	14.93	10/13/2016	—	—	—		—
Andrew D. Miller	—	40,000	(1)	8.43	4/28/2016	—	—	—		—
	83,333	116,667	(8)	21.00	4/14/2015	—	—	—		—
David H. Persing	—	65,000	(1)	8.43	4/28/2016	—	—	—		—
	37,500	12,500	(3)	7.38	8/29/2012	—	—	—		—
	40,000	20,000	(5)	11.94	4/25/2014	—	—	—		—
	5,000	—	(2)	7.35	4/29/2014	—	—	—		—
	31,250	43,750	(6)	19.85	4/24/2015	—	—	—		—
	231,750	—	(2)	7.38	8/29/2015	—	—	—		—
Humberto Reyes	—	65,000	(1)	8.43	4/28/2016	—	—	—		—
	33,750	11,250	(3)	9.075	4/27/2012	—	—	—		—
	31,666	8,334	(9)	8.21	10/31/2013	—	—	—		—
	33,333	16,667	(5)	11.94	4/25/2014	—	—	—		—
	110,000	—	(2)	9.21	11/30/2014	—	—	—		—
	31,250	43,750	(6)	19.85	4/24/2015	—	—	—		—
	73,333	6,667	(10)	9.11	4/26/2016	—	—	—		—
	—	—		—	—	—	—	2,500	(11)	31,200

(1)	Option vested as to 1/4th of the shares of common stock underlying it on April 28, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 28, 2013.
(2)	Fully vested option.

(3)	Option vests monthly as to 1/48th of the shares of common stock underlying it beginning on December 1, 2006 and continuing until fully vested on December 1, 2010.
(4)	Option vested as to 1/4th of the shares of common stock underlying it on April 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 27, 2011.
(5)	Option vests as to 1/4th of the shares of common stock underlying it on April 25, 2008 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 25, 2011.
(6)	Option vests as to 1/4th of the shares of common stock underlying it on April 24, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 24, 2012.
(7)	Option vested as to 1/4th of the shares of common stock underlying it on October 14, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 14, 2013.
(8)	Option vests as to 1/4th of the shares of common stock underlying it on April 14, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 14, 2012.
(9)	Option vested as to 1/4th of the shares of common stock underlying it on October 31, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 31, 2010.
(10)	Option vested as to 1/4th of the shares of common stock underlying it on April 26, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 26, 2011.
(11)	Restricted award vests annually as to 1/4th of the shares of common stock underlying it on each annual anniversary date beginning October 31, 2007.

2009 Option Exercises and Stock Awards

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John L. Bishop	—	—	—	—
Nicolaas Arnold	—	—	—	—
Andrew D. Miller	—	—	—	—
David H. Persing	60,000	508,200	—	—
Humberto Reyes	—	—	2,500	32,798

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2009. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

	Voluntary termination or termination for cause	Not within 1 year of a change of control				Within 1 year of a change of control
Executive benefits and payments upon termination:		Termination other than for cause		Constructive termination		Termination other than for cause		Constructive termination		Death	Disability
John L. Bishop:
Base salary	$—	$500,000		$500,000		$1,000,000		$1,000,000		$—	$—
Bonus	—		(2)		(2)	250,000		250,000		—	—
Medical continuation	—		(3)		(3)		(4)		(4)	—	—
Value of accelerated stock options(1)	—	285,032		285,032		570,064		570,064		—	—

Nicolaas Arnold:
Base salary	—	325,000		—		487,500		487,500		—	—
Bonus	—	130,000	(5)	—		130,000	(5)	130,000	(5)	—	—
Medical continuation	—		(3)	—		—		—		—	—
Value of accelerated stock options(1)	—	—		—		—	(6)	—	(6)	—	—

Andrew D. Miller:
Base salary	—	—		—		468,750		468,750		—	—
Bonus	—	—		—		131,250		131,250		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated stock options(1)	—	—		—		162,000		162,000		—	—

David H. Persing:
Base salary	—	—		—		580,500		580,500		—	—
Bonus	—	—		—		135,450		135,450		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated stock options(1)	—	—		—		337,800		337,800		—	—

Humberto Reyes:
Base salary	—	—		—		520,500		520,500		—	—
Bonus	—	—		—		121,450		121,450		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated stock options(1)	—	—		—		399,810		399,810		—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $12.48 on December 31, 2009, the last business day of our most recently completed fiscal year, times the number of shares subject to the option, less the aggregate exercise price of the option.
(2)	Mr. Bishop would receive a pro-rated portion of his target (50%) cash bonus for the year of termination.

(3)	Messrs. Bishop and Arnold would be entitled to receive 12 months of COBRA health insurance premiums.
(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.
(5)	Mr. Arnold would be entitled to a pro-rated portion of his target cash bonus (40%) for the year of termination, as determined by our CEO based upon his assessment of the level of achievement of corporate objectives and Mr. Arnold’s individual objectives as of the date of termination.
(6)	As disclosed in “Compensation Discussion and Analysis—Material Terms of Employment Agreements,” if Mr. Arnold’s employment is either terminated by us other than for cause or terminated by Mr. Arnold following a diminution of responsibilities within one year of a change of control event, then all outstanding shares and stock options held by Mr. Arnold prior to the change of control event will become fully vested and exercisable. However, as of December 31, 2009, Mr. Arnold’s outstanding option award had a per share exercise price higher than the closing price of our common stock on December 31, 2009, the last business day of our most recently completed fiscal year.

Risks from Compensation Policies and Practices

We do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

DIRECTOR COMPENSATION

2009 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Thomas D. Brown	30,000	68,248	98,248

Robert J. Easton	34,500	68,248	102,748

Thomas L. Gutshall	49,000	68,248	117,248

Cristina H. Kepner	45,000	68,248	113,248

Dean O. Morton	49,500	68,248	117,748

Mitchell D. Mroz	40,000	68,248	108,248

Hollings C. Renton	35,500	68,248	103,748

(1)	John L. Bishop, the Company’s Chief Executive Officer and Director, and David H. Persing, the Company’s Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Dr. Persing as employees of the Company is shown in the “Summary Compensation Table” on page 36.
(2)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as described in ASC 718. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 10, “Shareholders’ Equity — Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2010. As of December 31, 2009, each director held outstanding options to purchase the following number of shares: Thomas D. Brown: 62,500; Robert J. Easton: 87,500; Thomas L. Gutshall: 190,000; Cristina H. Kepner: 130,500; Dean O. Morton: 82,500; Mitchell D. Mroz: 72,500; and Hollings C. Renton 65,500.

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

In 2009, we paid our non-employee directors an annual retainer of $20,000. Our non-employee Chairman of the Board receives an additional $20,000 retainer, reflecting an increased time commitment and involvement by the non-employee Chairman in managing Board activities, acting as a liaison between our Board and management, and participating, ex officio, in the activities of each of our Board committees. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $10,000, $7,000 and $5,000 in compensation, respectively. Our non-employee directors each received $2,000 per Board meeting attended in person, $1,000 per board meeting attended by telephone or other remote means of communication, $1,000 for in-person attendance at each committee meeting, and $500 for each committee meeting attended by telephone or by other remote means. We also reimbursed our non-employee directors for expenses incurred in connection with attending board and committee meetings. Directors who are employees of Cepheid receive no compensation for their service as directors.

On February 3, 2010, based on the recommendation of Radford, our Board changed the structure of compensation paid to members of our Board. Each non-employee director will now each receive $40,000 as an annual retainer, but will no longer be compensated for regularly scheduled Board meetings attended. Our non-employee Chairman of the Board will receive an additional $35,000 retainer. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee will now receive an additional $20,000, $15,000 and $10,000 in compensation, respectively, but will no longer be compensated for regularly scheduled committee meetings attended. Our non-employee members of our Audit Committee, Compensation Committee and Nominating and Governance Committee will now each receive an additional $10,000, $8,000 and $4,000 in compensation, respectively, but will no longer be compensated for regularly scheduled committee meetings attended. We will continue to reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, and pay non-employee directors for non-regularly scheduled in-person and telephonic Board and committee meetings at the rates described in the previous paragraph. Directors who are employees of Cepheid will receive no compensation for their service as directors.

On February 3, 2010, our Board approved a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. The number of shares to be issued will be based on the amount of retainer and committee chair fees elected, net of any tax withholding, divided by the fair market value of a share of our common stock on the date of issuance. The shares will be issued under our 2006 Equity Incentive Plan.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic stock option grants under our 2006 Equity Incentive Plan according to a non-discretionary formula. Currently, when a non-employee director joins the Board of Directors, he or she will receive an initial grant of an option to purchase 25,000 shares of common stock on that date. Initial non-employee director grants will vest over three years at the rate of 8,333 shares on each one-year anniversary of the grant date, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, currently each non-employee director then having been in office for more than six months will receive an option to purchase an additional 12,500 shares. Each annual grant will vest as to all 12,500 shares on the one-year anniversary of the grant date, so long as the director remains continuously in office.

If the Amendment is approved, instead of the foregoing automatic grants of stock options, when a non-employee director joins the Board of Directors, he or she will receive on that date an initial grant of (i) an option to purchase 18,750 shares of common stock and (ii) restricted stock units covering 2,100 shares of common stock, each of which will vest in three equal installments annually over a three-year period. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months will receive (i) an option to purchase 9,375 shares of common stock and (ii) restricted stock units covering 1,050 shares of common stock, each of which will vest on the one-year anniversary of the grant date.

Non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

On April 29, 2009, each non-employee director received an automatic stock option grant of 12,500 shares under our 2006 Equity Incentive Plan pursuant to the non-discretionary formula described above for continuing non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation arrangements that are described above in “Material Terms of Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control,” since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

RELATED PERSON TRANSACTION POLICY

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to the Company’s directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to our Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of the amended charter adopted by the Board of Directors in September 2002, the purpose of the audit committee is to:

•	monitor the integrity of Cepheid’s financial statements;

•

monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent registered public accounting firm and Cepheid’s financial and senior management;

•

review and evaluate the independence and performance of Cepheid’s independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm and appoint, oversee and compensate Cepheid’s independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the audit committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission.

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•

discussed with Ernst & Young LLP, Cepheid’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•

reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Cepheid’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

In addition, the audit committee selected Ernst & Young LLP as Cepheid’s independent registered public accounting firm for our fiscal year ending December 31, 2010.

AUDIT COMMITTEE

Cristina H. Kepner, Chair

Dean O. Morton

Mitchell D. Mroz

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2008 and 2009, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2009	2008
Audit Fees	$924,100	$933,100
Audit-Related Fees	—	55,600
Tax Fees	—	40,700

Total	$924,100	$1,029,400

“Audit Fees” consist of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2011 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 20, 2010. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 30, 2010. Any submissions not received in the manner described above will not be considered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Two transactions subject to Section 16(a) made by Dean Morton were both effected on February 26, 2009 and both reported on Form 4 on March 17, 2009. In addition, Thomas Gutshall effectuated two transactions subject to Section 16(a) on March 26, 2008 and May 6, 2008, both of which were reported on Form 5 on March 5, 2009. Another transaction subject to Section 16(a) made by Thomas Gutshall was effected on May 27, 2009 and reported on Form 4 on June 9, 2009. Each of the foregoing five filings were made later than the deadline required by the Securities and Exchange Commission. Except in the case of the foregoing, and based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year.

SHAREHOLDER COMMUNICATIONS

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Cepheid’s policy is to encourage members of its Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2009, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2006 Equity Incentive Plan

(adopted April 27, 2006 and amended April 24, 2008 and             , 2010)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 21.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of ~~April 24, 2008,~~            , 2010, is ~~5,600,000~~9,400,000 Shares plus (i) any authorized shares not issued or subject to outstanding grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) on the date the 1997 Plan is terminated; (ii) shares that are subject to issuance upon exercise of an option granted under the 1997 Plan but cease to be subject to such option for any reason other than exercise of such option; and (iii) shares that were issued under the 1997 Plan which are repurchased by the Company at the original issue price or forfeited. Subject to Sections 2.2 and 21.2 hereof, Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Any Award, other than an Option or a SAR, shall reduce the number of Shares available for issuance by 1.75 Shares for each Share subject to such Award (for an Option or a SAR this ratio shall remain 1:1). SARs to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the SAR. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Options granted under this Plan.

2.2 Adjustment of Shares. In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of outstanding Options and SARs, (c) the number of Shares subject to outstanding Options and SARs and (d) the maximum number of Shares that may be granted pursuant to Section 3 may, upon approval of the Board in its discretion, be proportionately adjusted in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than one million five hundred thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to two or more directors of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of an NQSO will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in such calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize, with prior shareholder approval, the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

6.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 6 shall be NQSOs.

6.2 Eligibility. Options and RSUs subject to this Section 6 shall be granted only to Outside Directors. An Outside Director who is elected or reelected as a member of the Board will be eligible to receive an option grant under this Section 6.

6.3 Grant for Initial Election or Appointment. Each Outside Director who is first elected or appointed as a member of the Board on or after the ~~2006~~2010 annual meeting of shareholders will automatically be granted (a) an option for ~~25,000~~18,750 Shares (an “Initial Election ~~Grant”)~~Option Grant”) and (b) a RSU covering 2,100 Shares (an “Initial Election RSU Grant”), on the date such Outside Director is first elected or appointed as a member of the Board.

6.4 Annual Grants. On the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company beginning with the ~~2006~~2010 annual meeting (even if held on the same day as the meeting of shareholders), the Company shall grant each Outside Director then in office for longer than six months (a) an option for ~~12,500~~9,375 Shares (an “Annual Option Grant”) and (b) a RSU covering 1,050 Shares (an “Annual RSU Grant”).

6.5 Discretionary Grant. The Board may make discretionary grants to any Outside Director (a “Discretionary Grant”).

6.6 Vesting and Exercisability. The date an Outside Director receives an Initial Election Option Grant, Initial Election RSU Grant, Annual Option Grant or an Annual RSU Grant is referred to in this Plan as the “Start Date” for such option.

(a) Initial Election Grants. Except as set forth in Section 21.4, each Initial Election Option Grant will vest and become exercisable as to ~~8,333~~6,250 of the Shares and each Initial Election RSU Grant will vest as to 700 of the Shares, on each one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(b) Annual Grants. Except as set forth in Section 21.4, each Annual Option Grant will vest and become exercisable as to ~~12,500~~9,375 of the Shares and each Annual RSU Grant will vest as to 1,050 of the Shares, on the one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(c) Discretionary Grants. Except as set forth in Section 21.4, Discretionary Grants shall vest and be exercisable as determined by the Board.

6.7 Exercise Price. The exercise price of an option grant to an Outside Director shall be the Fair Market Value of the Shares at the time that the option is granted.

7. RESTRICTED STOCK AWARDS.

7.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

7.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty (30) days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. The Restricted Stock Award, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

7.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, may be less than Fair Market Value (but not less than the par value of the Shares when required by law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company, as communicated and made available to Participants.

7.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.5 Termination During Performance Period. Except as may be set forth in the Participant’s Restricted Stock Purchase Agreement, vesting ceases on such Participant’s Termination Date.

8. STOCK BONUS AWARDS.

8.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award.

8.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.3 Form of Payment to Participant. The Stock Bonus Award will be paid to the Participant currently. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

8.4 Termination of Participant. In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.

9. STOCK APPRECIATION RIGHTS.

9.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in a SAR Agreement). The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

9.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the

SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, but may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria.

9.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

9.4 Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

10. RESTRICTED STOCK UNITS.

10.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.2 Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such ~~SAR~~RSU has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

10.3 Form and Timing of Settlement. The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

11. PERFORMANCE SHARES.

11.1 Awards of Performance Shares. A Performance Share Award is an award to an eligible person denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to a Performance Share Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

11.2 Terms of Performance Shares. The Committee will determine, and each Performance Share Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect on each award of Performance Shares of the Participant’s Termination. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the applicable performance goals to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

11.3 Form and Timing of Settlement. The portion of an award of Performance Shares being settled shall be paid currently.

12. PAYMENT FOR SHARE PURCHASES.

12.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares that either: (1) have been owned by the Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by the Participant in the public market;

(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;

(d) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Common Stock exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(e) by any combination of the foregoing; or

(f) by any other method approved by the Board.

13. WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

13.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

14. TRANSFERABILITY.

14.1 General Rule. Except as otherwise provided in this Section 14, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

14.2 All Awards other than NQSOs. All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

14.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.

16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

21. CORPORATE TRANSACTIONS.

21.1 Dissolution or Liquidation. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, all Awards will terminate immediately prior to the consummation of such proposed action.

21.2 Merger or Asset Sale. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company:

(a) Awards. Each Award shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall have the right to exercise the Award as to all of the shares of Common Stock covered by the Award, including Shares as to which it would not otherwise be exercisable. If an Award is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to the Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(b) Shares Subject to Right of Repurchase. Any Shares subject to a Right of Repurchase of the Company, as described in Section 15.2 herein, shall be exchanged for the consideration (whether stock, cash, or other securities or property) received in the merger or asset sale by the holders of Common Stock for each share held on the effective date of the transaction, as described in the preceding paragraph. If in such exchange the Participant receives shares of stock of the successor corporation or a parent or subsidiary of such successor corporation, and if the successor corporation has agreed to assume or substitute for Awards as provided in the preceding paragraph, such exchanged shares shall continue to be subject to such Right of Repurchase. If, as provided in the preceding paragraph, the Participant shall have the right to exercise an Award as to all of the shares of Common Stock covered thereby, all Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an award, such new Award may be granted with a similarly adjusted Exercise Price.

21.4 Outside ~~Directors Options~~Director Grants. Notwithstanding any provision to the contrary, in the event of a dissolution or liquidation described in Section 21.1 or a merger or asset sale described in Section 21.2, the vesting of all options and RSUs granted to Outside Directors pursuant to Section 6 of this Plan will accelerate and such options will become exercisable in full immediately prior to, and contingent upon, the consummation of such event ~~at such times~~and ~~on~~upon such other conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any options not exercised within such three-month period shall expire.

22. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board and upon receiving approval of the Company’s shareholders shall become effective (the “Effective Date”).

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

27. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Cepheid or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Family Member” includes any of the following:

child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

any person (other than a tenant or employee) sharing the Participant’s household;

a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 11 of the Plan.

“Performance Share Agreement” means an agreement evidencing a Performance Share Award granted pursuant to Section 11 of the Plan.

“Plan” means this Cepheid 2006 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

“Restricted Stock Purchase Agreement” means an agreement evidencing a Restricted Stock Award granted pursuant to Section 7 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 10 of the Plan.

“SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 9 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 9 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Agreement” means an agreement evidencing a Stock Bonus Award granted pursuant to Section 8 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 17, 2010

The undersigned shareholder of Cepheid hereby appoints Andrew D. Miller and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 4, 2010, at the annual meeting of shareholders of Cepheid to be held on April 29, 2010 (the “Annual Meeting”) at 1:00 p.m. at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

{X}  Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

1.	To elect three Class II directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:	Vote FOR all the nominees (except as directed to the contrary) { }

	Thomas L. Gutshall Cristina H. Kepner David H. Persing	Vote WITHHELD from all nominees { }

INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name in the space provided below:

2.	To amend and restate Cepheid’s 2006 Equity Incentive Plan.	For { }	Against { }	Abstain { }

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2010.	For { }	Against { }	Abstain { }

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT { }

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING { }		Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature:	Date:	Signature:	Date:

Print Name:	Print Name: